EXHIBIT 3.1

                             KIDEO PRODUCTIONS, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RELATIVE PARTICIPATING, OPTIONAL
                      AND OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         KIDEO PRODUCTIONS, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that, pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by unanimous written consent dated May 9, 1997, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, The Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $.0001 per share (the "Preferred Stock"), and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

         ACCORDINGLY, IT IS HEREBY RESOLVED, that a series of Preferred Stock is authorized on the terms and with the provisions herein set forth:

                         CERTIFICATE OF DESIGNATIONS OF
              SERIES A 6% CONVERTIBLE PARTICIPATING PREFERRED STOCK

         SECTION 1.  General

         1(a) Designation and Amount. There is hereby constituted a series of shares of Preferred Stock designated as the Series A 6% Convertible Participating Preferred Stock (the "Series A Preferred Stock"). The number of shares constituting such series shall be four thousand (4,000). Each share of this series shall be identical in all respects with each other share of this series.
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         1(b) Ranking. The shares of Series A Preferred Stock shall rank senior to all Junior Securities as to the payment of dividends and distributions of whatever kind, including (but not limited to) distributions payable upon the dissolution, liquidation or winding up of the Corporation. The shares of Series A Preferred Stock shall rank pari passu with all Parity Securities as to the payment of all such dividends and distributions. The Series A Preferred Stock shall be subject to the creation of Parity Securities (with or without Ordinary Voting Power or special voting rights) and Junior Securities, but any such creation shall in turn be subject to the provisions of this Certificate of Designations.

         1(c) Payments on Fractional Shares. Each outstanding fractional share of Series A Preferred Stock shall be entitled to a ratably proportionate amount of any dividend declared or paid or any distribution or liquidation payment made, pursuant to the provisions of Section 2 or 3 below, in respect of each outstanding full share of Series A Preferred Stock, and each such dividend or liquidation payment shall be payable in the same manner and at the same time as provided for in such provisions with respect to dividends or liquidation payments (as the case may be) on each outstanding full share of Series A Preferred Stock.

         1(d) Replacement of Certificates. Upon the Corporation's receipt, from the Holder of any certificate evidencing shares of Series A Preferred Stock, of evidence reasonably satisfactory to the Corporation (an affidavit of such holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of such certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, and in the case of any such mutilation, upon surrender of such certificate, the Corporation (at its expense) shall execute and (in accordance with Section 10 below) deliver to such Holder, in lieu of such certificate, a new certificate which will represent the number of shares represented by, be dated the date of, be issued in the name of the Holder of, and be substantially identical in form to, such lost, stolen, destroyed or mutilated certificate.

         1(e) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed in connection with the issuance or delivery of any shares of Common Stock (or other of the Corporation's Equity Securities) which results from (i) the conversion of shares of Series A Preferred Stock pursuant to this Certificate of Designations or (ii) the application of Section 2(a)(iv) below. Notwithstanding the foregoing, if the Corporation, pursuant to a notice from a Holder of any shares of Series A Preferred Stock, effects the issuance or delivery of any shares of Common Stock (or other of the Corporation's Equity Securities) in any name(s) other than such Holder's name, then such Holder shall deliver to the Corporation with the aforesaid notice (A) all transfer taxes and
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other governmental charges payable upon the issuance or delivery of securities in such other name(s) or (B) evidence satisfactory to the Corporation that such taxes and charges have been or shall be paid in full.

         1(f) Definitions. Certain capitalized terms used in this Certificate of Designation shall have the definitions given below. Each definition shall be equally applicable to the singular and plural forms of the defined term.

         "Accountant" means, at any relevant time, the independent public accountants then engaged by the Corporation for the purpose of auditing its books.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Cash Payment" means any cash dividend, cash distribution or other payment (whether by purchase, redemption, retirement or otherwise) made in cash on account of the Common Stock, except for purchases of Common Stock made by the Corporation pursuant to the exercise any of "right of first refusal", "right of first offer", "matching right" or similar right granted to it in writing by any stockholder of the Corporation.

         "Closing Price" on any date per share (or other single unit) of a particular security means:

                  (1) the last sale price of such security or, in case no such sale takes place on such date, the closing bid price of such security; in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such security is listed or admitted to trading; or

                  (2) if such security is not listed or admitted to trading on any national securities exchange, the last quoted sale price thereof; or, if not so quoted, the closing bid price in the over-the-counter market, as reported by Nasdaq (or such other system then in use by the National Association of Securities Dealers, Inc.); or if, on any such date, such security is not quoted by any such organization, the closing bid price as furnished by a professional market maker, selected in good faith by the Board of Directors, then making a market in such security; or

                  (3) if such security is not publicly held or listed or traded as aforesaid, the Fair Market Value per share (or other single unit) thereof.

         "Common Stock" means the common stock, par value $.0001 per share, of the Corporation.
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         "Conversion Price" on any date means eighty percent (80%) of the
Closing Price of a share of Common Stock on the three (3) Trading Days immediately preceding such date.

         "Conversion Shares" means any shares of Common Stock issued as contemplated under Section 2(a)(iv) or 5 below, together with all shares of Common Stock, and all other Equity Securities of the Corporation, issued either
(i) as a dividend or distribution on such shares or (ii) in connection with the original issuance of such shares.

         "Conversion Date" means the date as of which a conversion of any share(s) of Series A Preferred Stock shall be deemed effective pursuant to the provisions of Section 5 below.

         "Current Market Price" per share of Common Stock on any date shall be deemed to be the Closing Price per share thereof on the Trading Day immediately prior to such date.

         "Date of Issuance" means, in respect of any share of Series A Preferred Stock, the date on which the Corporation initially issues such share, regardless of the number of times transfer of such share is made on the stock transfer books maintained by or for the Corporation, and regardless of the number of certificates which may be issued to evidence such share.

         "Effective Date" means the date as of which the Securities and Exchange Commission has issued a declaration or order of effectiveness relating to a registration statement filed, in compliance with the Securities Act and Rule 415 thereunder, with respect to the shares of Common Stock issuable pursuant to
Section 5 below.

         "Equity Security" means any stock, ownership interest or similar security, including (but not limited to): (i) a security containing equity or profit participation features; (ii) a security convertible or exchangeable (with or without consideration) into or for any stock, ownership interest or similar security or any security referenced in clause (i) immediately above; (iii) a security carrying any warrant, option or other right to subscribe to or purchase any stock, ownership interest or similar security or any security referenced in clause (i) immediately above; or (d) any such warrant, option or right.

         "Excluded Merger" means a merger or consolidation: (i) to which the Corporation is a party; (ii) in which it is the surviving corporation and there is no resulting reclassification of the outstanding Common Stock; and (iii) after giving effect to which, Persons who were, immediately before the consummation or closing of such merger or consolidation, holders of outstanding Common Stock will be the direct or indirect owners of Equity Securities possessing, on a fully diluted basis, at least seventy-five percent
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(75%) of the voting power of all Equity Securities of the Corporation having
Ordinary Voting Power (excluding, for purposes of such computation, any such Person who also is a party to such merger or consolidation).

         "Fair Market Value" means the amount, as determined in good faith by the Board of Directors, which a willing buyer would pay a willing seller in an arm's-length transaction, neither being under any compulsion to purchase or sell. Although the Board of Directors alone shall make any determination of Fair Market Value, it shall consult in advance with the Accountant in connection with each such determination.

         "Fiscal Year" means the fiscal year of the Corporation as in effect from time to time (which, as of the date hereof, ends on July 31st).

         "Fundamental Change" means: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; or (ii) any merger or consolidation to which the Corporation is a party, other than an Excluded Merger.

         "Holder" of any Series A Preferred Stock means a holder of record as shown on the books of the Corporation or its appropriate transfer agent.

         "Junior Securities" means any of the Corporation's common equity securities (including the Common Stock) and any other securities of the Corporation which are expressly made to rank junior to the Series A Preferred Stock as to dividends or distributions made upon dissolution, liquidation and winding up of the Corporation.

         "Liquidating Dividend" means, in respect of any class or series of capital stock of the Corporation, a dividend payable upon such class or series, in any form other than cash (e.g., securities of the Corporation), out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied), excluding a stock dividend payable solely in shares of such class or series.

         "Liquidation Value" of a share of Series A Preferred Stock means, at any time in respect of which it is to be computed hereunder, the amount of one thousand dollars ($1,000.00) plus any accrued Preferred Dividends and any accrued Participating Dividends which remain unpaid as of such time in respect of such share. In the event of (x) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (y) a redemption of shares of Series A Preferred Stock occurring as contemplated in Section 4 below, unpaid dividends on such shares shall be: (i) added to the Liquidation Value on (as the case may be) (A) the payment date in any liquidation, dissolution or winding up or (B) the applicable redemption date; and (ii) accrued in each case up to the close of business on such applicable date.

         "Majority Holders" on any relevant date means the Persons who are then the Holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock.

         "Ordinary Voting Power" means, with respect to the Equity Securities of any corporation or other entity, the right to vote generally at all times in respect of the election of such entity's board of directors or comparable governing body (as distinguished from special voting rights that may become exercisable in connection with such an election only if there has first occurred one or more specified events, conditions or circumstances).

         "Original Issuance Date" means the first date as of which any shares of Series A Preferred Stock are issued by the Corporation.

         "Person" means any individual, joint venture, corporation, firm, partnership, limited liability company, limited liability partnership, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of any of the foregoing.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar successor statute, together with the rules and regulations promulgated thereunder.

         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business; or, if the Common Stock is not listed or admitted to trading on any national securities exchange but is listed on the Nasdaq system (or such other trading system then in use by the National Association of Securities Dealers, Inc.), a day on which such system is open for the transaction of business; or, if the foregoing does not apply, any Business Day.

         SECTION 2.  Dividends and Distributions

         2(a) Preferred Dividend - Cash and/or In-Kind. When and as declared by the Board of Directors and to the extent permitted by the DGCL, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section 2(a).

                  (i) Except as otherwise provided herein, dividends on each share of Series A Preferred Stock shall accrue, cumulatively on a daily basis, at the rate of six percent (6.0%) per annum of the Liquidation Value thereof in effect at the commencement of the Fiscal Year in question, from and including the Date of Issuance of such share to and including the date on which the Liquidation Value of such share is paid or such share is redeemed or converted in accordance with the provisions hereof (the "Preferred Dividend"). Such dividend will accrue whether or not it has been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for its payment.

                  (ii) Commencing on July 31, 1998, the Preferred Dividend shall be payable in cash (subject to paragraph (iv) immediately below) semi-annually, for the actual number of days elapsed, on each July 31 and January 31, to the Persons who were the holders of record of shares of Series A Preferred Stock as of the tenth (10th) Business Day preceding the applicable dividend payment date.

                  (iii) Accrued but unpaid Preferred Dividends shall not bear interest. Preferred Dividends paid in cash in an amount less than the total amount of such dividends at the time accrued and payable shall be allocated on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding.

                  (iv) Notwithstanding anything to the contrary in this Certificate of Designations, the Board of Directors shall have the option to cause the Corporation to pay all or any portion of the Preferred Dividends in the form of validly issued, fully paid and nonassessable shares of Common Stock, in accordance with the succeeding provisions of this paragraph (iv). The dollar amount of any Preferred Dividends in respect of which the Board elects such option is herein called the "PIK Amount". The number of shares of Common Stock to be issued on and as of a Preferred Dividends payment date in payment of the PIK Amount shall be the number determined by dividing (A) the PIK Amount by (B) the Conversion Price in effect on the applicable record date determined under
Section 2(a)(ii) above. The shares of Common Stock so issued (including fractional shares thereof resulting from the application of this sentence) shall be allocated on a share-by-share basis among all shares of Series A Preferred Stock outstanding as of such record date. Within five (5) Business Days after the aforesaid Preferred Dividends payment date, the Corporation shall deliver, to each Holder of Series A Preferred Stock as of the aforesaid record date, a certificate, dated such payment date, representing the number of shares of Common Stock (including fractional shares) to which such Holder is entitled under this paragraph (iv).

         2(b) Common Stock Participating Dividend. If during any Fiscal Year the Corporation makes any Cash Payment on account of the Common Stock, then the following provisions shall apply:

                  (i) If the amount of all Cash Payments made during any calendar year on account of a share of Common Stock outstanding throughout such Fiscal Year exceeds the Preferred Dividends accrued (whether or not paid) during such year in respect of a share of Series A Preferred Stock outstanding throughout such year, then each holder of such a share of Series A Preferred Stock shall be entitled to receive, in addition to such Preferred Dividends, a dividend per such share equal to the amount of such excess (the "Participating Dividend").

                  (ii) Commencing on July 31, 1998, the Participating Dividend shall be payable annually on each July 31 to the Persons who were the holders of record of shares of Series A Preferred Stock as of the tenth (10th) Business Day preceding such date.

                  (iii) If (A) the Corporation at any time declares, makes, or sets apart any monies for the making of, any Cash Payment and (B) the making thereof would entitle the holders of Series A Preferred Stock to a Participating Dividend under subparagraph (i) immediately above, then the Corporation shall not declare, make or set apart any monies for the making of such Cash Payment unless, prior to or concurrently with such declaration, payment or setting apart, the Corporation provides for the payment of such Participating Dividend to such holders by (x) depositing funds sufficient therefor in escrow with a commercial bank located in New York City and (y) irrevocably directing such bank to make payment thereof in accordance with subparagraph (ii) immediately above. Interest (if any) earned on Participating Dividends so deposited shall be retained by the Corporation.

                  (iv) Each share of Series A Preferred Stock outstanding for only a portion of a Fiscal Year shall be entitled to a ratably proportionate amount of any Participating Dividend paid pursuant to the foregoing provisions of this Section 2(b), in respect of each share of Series A Preferred Stock outstanding throughout such year, and each such dividend shall be payable in the same manner and at the same time as provided for in such provisions with respect to shares of Series A Preferred Stock outstanding throughout such year.

                  (v) If for any reason a Participating Dividend (or any portion thereof) shall not be paid with respect to a share of Series A Preferred Stock on the applicable July 31 or thereafter, then the amount not paid shall be added to such share's Liquidation Value.

         2(c) Dividends on Parity and Junior Securities. Subject to the foregoing provisions of this Section 2, the Board of Directors may declare and the Corporation may pay or set apart for payment, or cause the accrual of, dividends and other distributions on any of the Parity Securities or Junior Securities, and may purchase or otherwise redeem any of the same (or any warrants, rights, options or other securities exercisable therefor or convertible or exchangeable thereinto), and the holders of Series A Preferred Stock shall not be entitled to share therein. Nothing contained in this Section 2 shall be construed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends or other distributions on any of the Parity Securities or Junior Securities.

         2(d) Dividends on Transferred Shares. If any shares of Series A Preferred Stock shall be transferred and the Corporation shall (i) cancel the certificate(s) representing such transferred shares and (ii) issue and deliver to the transferee of such shares a new certificate or certificates representing such shares, then dividends will accrue on the Series A Preferred Stock represented by such new certificate(s) from the date to which dividends have been fully paid on the shares represented by such cancelled certificate(s).

         2(e) Dividends on Replaced Certificates. If any certificate representing shares of Series A Preferred Stock shall, pursuant to Section 1(d) above, be replaced by any new certificate(s) representing such shares, then dividends will accrue on the Series A Preferred Stock represented by such new certificate(s) from the date to which dividends have been fully paid on the shares represented by the replaced certificate.

         SECTION 3.  Liquidation

         3(a) Right to Receive Liquidation Value. The Corporation will mail written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, not less than sixty (60) days prior to the payment date stated therein, to each Holder of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up, the holders of the then outstanding shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all such shares, and the holders of the Series A Preferred Stock will not be entitled to any further payment.

         3(b) Insufficient Assets. If upon any such liquidation, dissolution or winding up, the Corporation's assets are not sufficient to pay in full the liquidation payments payable to holders of Series A Preferred Stock and holders of Parity Securities, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock and the Parity Securities held by each such holder.

         3(c) Events Not Deemed a Liquidation. Neither the merger or consolidation of the Corporation into or with any other corporation(s), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation under this Section 3.

         SECTION 4.  Redemption and Repurchase Rights.

         4(a) No Mandatory Redemption Hereunder. Except pursuant to a written agreement expressly providing therefor which has been executed between the Corporation and the Majority Holders of the Series A Preferred Stock, the Corporation shall have no right to redeem, and holders of shares of Series A Preferred Stock shall have no right to cause the Corporation to redeem, any or all of the outstanding shares of Series A Preferred Stock. If any such agreement has been so executed, however, then it shall be binding upon all holders of shares of Series A Preferred Stock.

         SECTION 5.  Conversion Rights and Events

         5(a) General. Each share of Series A Preferred Stock that is converted into Common Stock pursuant to the succeeding provisions of this Section 5 shall be converted in accordance with Section 6 below.

         5(b) Mandatory Conversion - Fundamental Change. (i) If any Fundamental Change shall occur, then each share of Series A Preferred Stock outstanding as of the date of the consummation or closing thereof shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into shares of Common Stock effective as of the close of business on the date immediately preceding such consummation or closing date. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                  (ii) The Corporation shall give notice of a proposed or anticipated Fundamental Change (a "Notice of Fundamental Change") to all Persons who are the holders of record of the Series A Preferred Stock as of the fifth
(5th) Business Day preceding the date of such notice. A Notice of Fundamental Change shall be given not later than ten (10) Business Days before the expected closing or consummation of such Fundamental Change. The Corporation also shall give prompt notice of the closing or consummation of such Fundamental Change to all Persons who are the holders of record of the Series A Preferred Stock as of the date of such closing or consummation. Each holder of Series A Preferred Stock shall thereupon promptly surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series A Preferred Stock or the Common Stock, all certificates representing all shares of Series A Preferred Stock held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

         5(c) Conversion at Option of Holders. (i) Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, into shares of Common Stock at any time(s) after the close of business on first to occur of these dates: (A) the sixtieth (60th) day after the Original Issuance Date; and (B) the Effective Date.

                  (ii) Such Holder may exercise such right by surrendering for conversion, to the Corporation at its principal office or to any transfer agent for the Series A Preferred Stock or the Common Stock, a certificate or certificates representing the shares of Series A Preferred Stock to be converted, accompanied by a notice (a "Notice of Optional Conversion ") specifying (A) whether such Holder elects to convert all or a specified whole number of such shares and (B) the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made effective as of the close of business on the date of giving of such Notice of Optional Conversion. Notwithstanding Section 10 below, a Holder shall have the option of giving his Notice of Optional Conversion by facsimile transmission made on any Business Day to the Company (Attention: Chief Financial Officer) at (212) 505-2142 (or any other number that is then a facsimile number at the Company's principal office), provided that he surrenders the aforesaid certificate(s) within three (3) Business Days thereafter.

         5(d) Conversion at Option of Corporation. (i) All of the shares of Series A Preferred Stock shall be convertible, at the option of the Corporation, into shares of Common Stock at any time after the close of business on the one
(1) year anniversary of the Effective Date.

                  (ii) The Corporation shall give notice of its exercise of such conversion option (the "Notice of Mandatory Conversion") to all Persons who are Holders of Series A Preferred Stock as of the fifth (5th) Business Day preceding the date (the "Mandatory Conversion Date") as of the Corporation has elected to make such conversion effective. The Corporation also shall give a copy of the Notice of Mandatory Conversion to all Persons who are Holders of Series A Preferred Stock as of the Mandatory Conversion Date. Each Holder of Series A Preferred Stock as of the Mandatory Conversion Date shall, promptly after such date, surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series A Preferred Stock or the Common Stock, all certificates representing all shares of Series A Preferred Stock held by such Holder, accompanied by a written notice specifying the name or names in which such Holder wishes the certificate(s) for shares of Common Stock to be issued.

                  (iii) Effective as of the close of business on the Mandatory Conversion Date, each share of Series A Preferred Stock then outstanding shall be (and be deemed to have been) converted automatically, without any further action by the Holders thereof, into shares of Common Stock. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

         SECTION 6.  Conversion Ratio, Adjustments and Procedures

         6(a) Conversion Ratio. Subject to the adjustment provisions hereinafter set forth, each share of Series A Preferred Stock shall be converted on its Conversion Date into the number of validly issued, fully paid and nonassessable share of Common Stock determined by dividing (i) the Liquidation Value as of such date by (ii) the Conversion Price.

         6(b) Adjustments. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be subject to adjustment from time to time in accordance with the succeeding provisions of this Section 6(b).

                  (i) Adjustment for Certain Dividends and Distributions of Stock. If the Corporation shall pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, then upon such dividend or distribution the Conversion Price in effect immediately prior thereto shall forthwith be reduced to a price determined by dividing:

                        (A) an amount equal to the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution multiplied by the Conversion Price in effect immediately prior to such dividend or distribution, by

                        (B) the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

For the purposes of any computation to be made in accordance with the provisions of this Section 6(b)(i), the following shall be applicable: Common Stock issuable by way of dividend or other distribution on any capital stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution.

                  (ii) Adjustment for Stock Splits and Combinations. If the Corporation shall subdivide or combine the outstanding Common Stock, then the Conversion Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the time such subdivision or combination shall become effective.

                  (iii) Other Provisions Relating to Stock Splits and Combinations. In the event that the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a subdivision of the outstanding Common Stock, then, from and after the time at which the adjusted Conversion Price becomes effective pursuant to this Section 6(b) by reason of such dividend or subdivision, the number of shares of Common Stock issuable pursuant to this Certificate of Designations shall be increased in proportion to such increase in outstanding shares. In the event that the number of shares of Common Stock outstanding is decreased by a combination of the outstanding Common Stock, then, from and after the time at which the adjusted Conversion Price becomes effective pursuant to this Section 6(b) by reason of such combination, the number of shares of Common Stock issuable pursuant to this Certificate of Designations shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

                  (iv) Reorganizations and Fundamental Changes.

                        (A) In case of any reorganization or reclassification of the outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), or in case of any Fundamental Change, a Holder of Series A Preferred Stock shall thereafter have the right to purchase the kind and amount of shares of Common Stock and other securities and property receivable upon such reorganization, reclassification or Fundamental Change by a holder of the number of shares of Common Stock which the Holder shall then be entitled to acquire under this Certificate of Designations.

                        (B) If, as a result of an adjustment made pursuant to paragraph (A) immediately above, a Holder of Series A Preferred Stock shall become entitled to purchase any securities other than shares of Common Stock, then thereafter the number of such securities so purchasable upon exercise hereof, and the Conversion Price for such securities, shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(b)(i) through 6(b)(iii) above.

                  (v) Liquidating Dividends. Subject to the provisions of this
Section 6(b), if the Corporation at any time declares or pays a Liquidating Dividend upon the Common Stock, then the Corporation shall simultaneously pay to the Holders of the Series A Preferred Stock the Liquidating Dividends which would have been paid on their Common Stock had the Series A Preferred Stock been converted immediately prior to (A) the date on which a record is taken for such Liquidating Dividend or (B) if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  (vi) Subscriptions for Additional Stock. If the Corporation shall offer to the holders of its Common Stock any rights to subscribe for additional shares of any class or series of capital stock of the Corporation, then the Corporation shall (A) give written notice thereof to all Holders of Series A Preferred Stock and (B) afford such Holders the right to participate in such offer of subscription upon the same terms and conditions as are applicable to the holders of its Common Stock. Such notice shall (x) be given not less than thirty (30) days prior to the record date fixed for the determination of the stockholders entitled to such subscription rights and (y) specify such record date.

                  (vii) Miscellaneous Adjustment Provisions. Any adjustment pursuant to the aforesaid provisions of this Section 6(b) shall be made on the basis of the number of shares of Common Stock which a Holder of Series A Preferred Stock would have been entitled to acquire had all of such Holder's shares of Series A Preferred Stock been converted in Common Stock immediately prior to the event giving rise to such adjustment.

         6(c) De Minimis Adjustments. All calculations of shares of Common Stock (and/or other securities issuable upon conversion) under this Section 6 shall be made to the nearest one-tenth (1/10) of a share. If any adjustment required under this Section 6 would result an increase or decrease, in the number of shares of Common Stock (and/or other securities issuable upon conversion) into which each share of Series A Preferred Stock is then convertible, of less than one-tenth (1/10) of a share of Common Stock (and/or any such other security), then (i) the amount of such adjustment shall be carried forward and (ii) adjustment with respect thereto shall be made at the time of (and together with) any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one-tenth (1/10) of a share of Common Stock (and/or such other security).

         6(d) No Fractional Shares. In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) such fractional interest times (ii) the Current Market Price per share of Common Stock as of the Conversion Date of such shares of Series A Preferred Stock.

         6(e) Notice of Adjustment. Whenever any adjustment is required to be made pursuant to this Section 6, the Corporation shall promptly give notice to the Holders of the Series A Preferred Stock setting forth with reasonable specificity: (i) a brief statement of the facts requiring such adjustment; (ii) when such adjustment became effective; (iii) all elements of the computation of such adjustment; and (iv) the facts resulting from such adjustment. Each such notice shall be accompanied by a certificate, prepared at the Corporation's expense by the Accountant and signed thereby, which shall verify the matters referenced in clauses (iii) and (iv) above. Such a notice accompanied by such a signed certificate shall be conclusive and binding evidence of the correctness of any adjustment made under this Section 6.

         6(f) Procedure for Conversion. Upon receipt by the Corporation or the appropriate transfer agent of any certificate representing shares of Series A Preferred Stock which are being converted pursuant to Section 5 above, the Corporation shall issue and (in accordance with Section 10 below) deliver to the Holder of such certificate (i) a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock represented by such surrendered certificate were convertible as of the Conversion Date of such shares and (ii) (if applicable) a new certificate representing the number of shares of Series A Preferred Stock which are not being so converted, subject to the following provisions:

                  (i) The Corporation shall make such delivery within five (5) Business Days after receipt of such surrendered certificate.

                  (ii) If such Holder shall, at the time of surrendering such certificate, give notice that any of the shares of Common Stock (and/or other securities) issuable upon conversion are to be issued in any name(s) other than such Holder's name, then such holder shall have complied with Section 1(d) above.

         6(g) Dividends and Rights Upon Conversion. As of the Conversion Date of any shares of Series A Preferred Stock, the person entitled to receive the shares of Common Stock (and/or other securities) into which such shares are convertible shall be treated for all purposes as having become the record holder of such shares of Common Stock (and/or other securities). From and after such Conversion Date, (i) dividends on such shares of Series A Preferred Stock shall cease to accrue and (ii) all rights of the holders thereof, in the capacity as holders of Series A Preferred Stock, shall cease (except the rights to receive from the Corporation any accrued and unpaid dividends and the shares of Common Stock (and/or other securities) into which such shares were convertible). Upon the conversion of any shares of Series A Preferred Stock, the holder thereof shall be entitled to receive in cash any dividends accrued and unpaid in respect of such shares (whether or not declared) to and including the Conversion Date thereof, subject to the following provisions:

                  (i) If the funds of the Corporation legally available for payment of dividends are insufficient to pay all such unpaid dividends, then such funds will be used to pay the maximum possible amount of such unpaid dividends. At any time thereafter when additional funds of the Corporation are legally available for payment of dividends, such funds will immediately be used to pay the balance of such unpaid dividends.

                  (ii) If pursuant to subparagraph (i) immediately above the Corporation delays payment of dividends on converted shares of Series A Preferred Stock, then the Corporation shall, if the Person who was the Holder of such shares as of the Conversion Date thereof shall so request, deliver evidence reasonably satisfactory to such holder of the Corporation's obligation to pay such unpaid dividends.

                  (iii) Any Holder of shares of Series A Preferred Stock converted pursuant to Section 5 above may, in lieu of accepting cash for accrued and unpaid dividends on such shares, demand by notice that the Corporation pay all or any portion of such dividends in shares of Common Stock. The Corporation shall thereupon promptly issue and (in accordance with Section 10 below) deliver to such Holder a certificate or certificates for the number of shares of Common Stock determined by dividing (A) the amount of such accrued and unpaid dividends which such Holder desires to so convert by (B) the Current Market Price per share of Common Stock as of the Conversion Date of the aforesaid shares of Series A Preferred Stock.

         6(h) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of the State of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series A Preferred Stock.

         SECTION 7. Status of Redeemed or Converted Shares. Shares of Series A Preferred Stock which are redeemed, converted or otherwise acquired by the Corporation in any manner (including by purchase or exchange) shall be cancelled and upon cancellation (i) shall no longer be deemed to be outstanding, (ii) shall become authorized but unissued shares of Preferred Stock undesignated as to series and (iii) may be reissued as part of another series of Preferred Stock.

         SECTION 8. Parity on Redemption or Conversion. If and so long as the Corporation shall not fully discharge in a timely manner its obligations to pay all accrued and unpaid dividends on converted shares of Series A Preferred Stock as provided in Section 6(g) above, then the Corporation shall not directly or indirectly purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any of the Parity Securities or any warrants, rights, options or other securities exercisable therefor or convertible or exchangeable thereinto;

except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series A Preferred Stock.

         SECTION 9.  Voting Rights

         9(a) General Voting Rights. Except as set forth in Section 9(b) below and as otherwise required by law, shares of Series A Preferred Stock shall have no voting rights.

         9(b) Matters Requiring Majority Vote. So long as any shares of Series A Preferred Stock are outstanding, without the prior affirmative vote or written consent of the Majority Holders of the Series A Preferred Stock, the Corporation shall not take or agree to take any of the following actions:

                  (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of any other Equity Security (including any Preferred Stock) which would rank senior to the Series A Preferred Stock as to the payment of dividends or distributions of any kind; or

                  (ii) amend, alter, modify, repeal or waive in any manner: (A) any term or condition set forth in this Certificate of Designations; or (B) any provision of the Certificate of Incorporation so as to adversely affect any right, preference or privilege of the Series A Preferred Stock.

         SECTION 10. Notices. Except as otherwise expressly provided herein, all notices and other communications referenced or provided for in this Certificate of Designations shall be: (i) in writing; (ii) delivered by (A) registered or certified mail, return receipt requested, postage prepaid, (B) FedEx, Airborne Express, UPS, DHL or a similar next-business-day delivery service or (C) personal courier (with receipt of delivery appropriately acknowledged); (iii) deemed to have been given on the first (1st) Business Day following the date of any such delivery; (iv) sent to the Corporation at its principal executive offices; and (v) sent to any Holder of Series A Preferred Stock at its address as it appears in the stock records of the Corporation.

                            [END OF BOARD RESOLUTION]

         IN WITNESS WHEREOF, this Certificate of Designations has been signed, and the statements made herein affirmed as true under the penalties of perjury, this 9th day of May 1997.


/s/ Richard L. Bulman
---------------------------
Richard L. Bulman
Chairman and President